Exhibit 10.15

GLOBE SPECIALTY METALS, INC.

RESTRICTED STOCK UNIT GRANT AGREEMENT

This Restricted Stock Unit Grant Agreement (the “Agreement”) is made and entered into as of the date of grant set forth below (the “Date of Grant”) by and between Globe Specialty Metals, Inc., a Delaware corporation (the “Company”), and the participant named below (the “Participant”). The right represented by this Agreement is not a grant under the Company’s 2006 Employee, Director and Consultant Stock Plan (the “Plan”) but represents a bonus arrangement pursuant to the Company’s 2014 Annual Executive Bonus Plan. However, for ease of reference, certain capitalized words not defined herein shall have the meaning ascribed to them in the Plan and certain specified terms of the Plan shall be applied to this Agreement.

Participant:

Address:

Subject RSUs:

Date of Grant:

Vesting Schedule:

1. Grant of Subject RSUs. The Company hereby grants to Participant the total number of restricted stock units set forth above (the “Subject RSUs”), subject to all of the terms and conditions of this Agreement and the applicable provisions of the Plan. Each Subject RSU shall represent the right to receive a cash payment as set forth in this Agreement and shall not entitle the Participant to any capital stock of the Company.

2. Determination of Amount Payable. The amount payable with respect to a Subject RSU shall equal the Fair Market Value (as defined in Section 1 of the Plan) of one share of Company Common Stock on the date of vesting of the Subject RSU.

3. Vesting and Termination.

(a) Subject to the following provisions, the Subject RSUs shall vest in accordance with the vesting schedule set forth above.

(b) The vesting of unvested Subject RSUs shall accelerate and vest in full (i) upon Participant’s termination of employment by reason of death, (ii) upon Participant’s termination of employment by reason of “Disability,” (iii) upon Participant’s termination of employment for “Good Reason,” (iv) upon Participant’s termination of employment by the Company other than for “Cause,” (v) upon Participant’s termination of employment by the Company during the “Protection Period,” other than for Cause, (vi) upon Participant’s termination of employment during the Protection Period for Good Reason and (vii) immediately prior to (and contingent upon the effectiveness of) the closing of a “Corporate Transaction” (as defined in Section 24 the Plan) in which any surviving corporation or acquiring corporation does not assume this Agreement or substitute a similar award.

(c) For the purposes of this Agreement, the terms “Disability”, “Good Reason”, “Cause” and “Protection Period” shall have the meanings set forth in the Employment Agreement dated                     , between the Company and Participant.

4. Payment. The amount payable with respect to vested Subject RSUs shall be paid within five (5) business days after                     , except (a) in the event of Participant’s death, in which case all amounts payable with respect to vested Subject RSUs shall be paid within five (5) business days thereafter, and (b) if an event specified in Section 3(b)(ii), 3(b)(iii), 3(b)(iv), 3(b)(v), 3(b)(vi) or 3(b)(vii) occurs, in which case all amounts payable with respect to vested Subject RSUs shall be paid upon such event.

5. Administration. The Compensation Committee of the Company’s Board of Directors (the “Committee”) shall have the power to interpret this Agreement and to adopt such rules for the administration, interpretation and application of the Agreement as are consistent herewith and to interpret or revoke any such rules. All actions taken and all interpretations and determinations shall be made by the Committee in good faith and shall be final and binding upon Participant and the Company. No officer of the Company or member of the Committee shall be personally liable for any action, determination, or interpretation made in good faith with respect to this Agreement.

6. Adjustment. If the outstanding shares of Company Common Stock upon which the value of the Subject RSUs is based are changed into or exchanged for a different number or kind of shares of the Company or other securities of the Company by reason of merger, consolidation, recapitalization, reclassification, stock split, stock dividend or combination of shares, the number of Subject RSUs shall be adjusted in the manner set forth in Section 24 of the Plan.

7. Rights as RSU Holder. The Subject RSUs are not shares of the capital stock of the Company and do not entitle Participant to any rights of a stockholder. Participant shall not be entitled to vote or to receive dividend equivalent payments with respect to the Subject RSUs.

8. Entire Agreement. This Agreement, the capitalized words defined in the Plan specified in this Agreement, the terms of the Plan specified in this Agreement, Section 28 of the Plan (Withholding) and Section 32 of the Plan (Employment) constitute the entire agreement of the parties and supersede all prior undertakings and agreements with respect to the subject matter hereof.

9. RSUs Not Transferable. Except as provided in Section 12 of the Plan, neither the Subject RSUs nor any interest or right therein or part thereof shall be subject to disposition by transfer, alienation, anticipation, pledge, encumbrance, assignment or any other means whether such disposition is voluntary or involuntary or by operation of law, by judgment, levy, attachment, garnishment or any other legal or equitable proceedings (including bankruptcy), and any attempted disposition thereof shall be null and void and of no effect.

10. Successors and Assigns. The Company may assign any of its rights under this Agreement to a successor in interest. This Agreement shall be binding upon and inure to the benefit of the successors and assigns of the Company. Subject to the restrictions on transfer set forth herein, this Agreement shall be binding upon Participant and Participant’s heirs, executors, administrators, legal representatives, successors and assigns.

11. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware as such laws are applied to agreements between Delaware residents entered into and to be performed entirely within Delaware. If any provision of this Agreement is determined by a court of law to be illegal or unenforceable, then such provision shall be enforced to the maximum extent possible and the other provisions shall remain fully effective and enforceable.

12. Amendments. The Company reserves the right to amend the terms and provisions of this Agreement without Participant’s consent to the extent necessary to comply with any applicable Federal or state securities law, but in such case, similar economics shall be provided. Except the foregoing, this Agreement shall not be amended other than by a supplemental agreement signed by the Company and Participant. Either party may waive compliance by the other party with any of the terms or conditions of this Agreement, but no such waiver shall be binding unless executed in writing by the party granting the waiver.

13. Acceptance. Participant hereby acknowledges receipt of this Agreement and the applicable portions of the Plan. Participant has read and understands the terms and provisions thereof, and accepts the Right subject to this Agreement and such applicable portions of the Plan. Participant acknowledges that there may be adverse tax consequences upon the vesting of the Subject RSUs and that Participant should consult a tax adviser prior to such vesting.

14. Disputes. Disputes shall be resolved pursuant to binding arbitration before the American Arbitration Association.

IN WITNESS WHEREOF, the Company has caused this Agreement to be executed by its duly authorized representative and Participant has executed this Agreement this     th day of                     , but effective as of the Date of Grant.

GLOBE SPECIALTY METALS, INC.

By:

PARTICIPANT

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